Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Eric Lindblom – 336-436-6739
Burlington, NC 27215	Shareholder Direct: 800-LAB-0401
Telephone: (336) 584-5171	Company Information: www.labcorp.com

LabCorp Launches Tumor MGMT Gene Methylation Testing

Burlington, NC – November 19, 2008 –Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it has introduced its MGMT gene methylation assay using Methylation-Specific PCR technology licensed from OncoMethylome Sciences (Euronext Brussels: ONCOB; Euronext Amsterdam: ONCOA). Methylation of the MGMT gene promoter has been shown to be a common event in brain cancers and predictive of response to some therapies.

“DNA methylation is a key gene regulation mechanism in cancer. Lab tests to determine methylation status of specific genes in various cancers are important and differentiating additions to our menu of oncology services,” commented Dr. Andrew J. Conrad, Chief Scientist and Global Head of Clinical Trials for LabCorp. “The addition of this test to our menu of oncology services continues our leadership in personalized medicine and gives oncologists a new tool to help guide patient care.”

LabCorp’s Esoterix Clinical Trials Services Division was also selected by OncoMethylome as one of its preferred sub-contractors for MGMT methylation testing services for clinical trials.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.